April 30, 2005

Mail Stop 0407

Via U.S. Mail and Fax (954-765-1322)

Mr. Synnott B. Durham
Chief Financial Officer
Sunair Electronics, Inc.
3005 S.W. Third Avenue
Fort Lauderdale, FL 33315

Re:	Sunair Electronics, Inc.
      Form 10-KSB for the year ended September 30, 2004
      File No. 001-04334

Dear Mr. Durham:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director



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